Exhibit 10.13

CHANGE OF CONTROL AGREEMENT

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                This Change of Control Agreement (the “Agreement”) is made and entered into effective as of ____________________, by and between ___________________ (“Employee”) and Integrated Device Technology, Inc., a Delaware corporation (the “Company”).

RECITALS

                The parties hereto understand from time to time it is possible that another entity may consider acquiring the Company or a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”); and

                The Board recognizes that such considerations can be a distraction to Employee and can cause Employee to consider alternative employment opportunities; and

                The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company; and

                The Board believes that it is in the best interests of the Company and its shareholders to provide Employee with an incentive to continue his or her employment with the Company; and

                The Board believes that it is imperative to provide Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of Employee’s employment in connection with a Change of Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company notwithstanding the possibility of a Change of Control.

                To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

                In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1.               At-Will Employment.  The Company and Employee acknowledge that, the Employee’s employment is and shall continue to be at-will, as defined under applicable law.  If Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the terms of certain Board resolutions and agreements issued to Employee with respect to the grant of stock options for the Company’s securities (as described below) and the Company’s established employee plans and written policies at the time of termination.  The terms of this

Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied.  A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

2.               Restricted Stock and Stock Options.  Subject to Section 6 below, in the event of a Change of Control and regardless of whether an Employee’s employment with the Company is terminated in connection with the Change of Control, the vesting schedule for each unvested share of Common Stock or option to purchase Common Stock held by such Employee (collectively referred to as the “Shares”) shall be accelerated by two (2) years.  Thereafter, so long as Employee remains employed by the Company (or a successor entity), the remaining Shares that have not otherwise vested as of the Change of Control shall vest over the remaining vesting term (after taking into account the 2 year acceleration) applicable to the Shares.  Each stock option shall be exercisable to the extent so vested in accordance with the provisions of the option agreement and Plan pursuant to which such option was granted and each share of restricted stock shall be freely transferable to the extent so vested in accordance with the provisions of the agreement pursuant to which such stock was purchased by Employee.

3.               Change of Control.

3.1.           Termination Following a Change of Control.  If Employee’s employment with the Company is terminated at any time within two (2) years after a Change of Control, then Employee shall be entitled to receive severance benefits as follows:

3.1.1.       Voluntary Resignation.  If Employee voluntarily resigns from the Company (other than as an Involuntary Termination (as defined below)), then Employee shall not be entitled to receive severance benefits under this Agreement.  Employee’s benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

3.1.2.       Involuntary Termination.  If Employee’s employment is terminated as a result of an Involuntary Termination other than for Cause, Employee shall be entitled to receive the following severance benefits: (i) a lump sum severance payment consisting of (a) twelve (12) months (the “Severance Period”) of the monthly salary which Employee was receiving immediately prior to the Change of Control and (b) Employee’s “target bonus” prorated over the Severance Period, with such payment being made on the termination date; (ii) a prorated amount of Employee’s “target bonus” for the fiscal year in which the termination occurs (or for the prior fiscal year if a target bonus has not yet been determined for the fiscal year in which the termination occurs), calculated based on the number of months during such fiscal year in which Employee was employed by the Company (or a successor corporation), with such payment being made on the termination date; (iii) continuation of all medical, dental, vision and life insurance benefits through the end of the Severance Period substantially identical to those to which Employee was entitled immediately prior to the Change of Control; and (iv) outplacement services actually incurred and payable to a third party service provider with a total value not to exceed $15,000.  For purposes of this Agreement, the term “target bonus” shall mean that percentage of Employee’s base salary that is prescribed by the Company under its Annual Executive Performance Bonus Plan (or successor plan) as the percentage of such base salary payable to Employee as a bonus if the Company pays bonuses at one-hundred percent (100%) of its operating plan.

3.1.3.       Involuntary Termination for Cause.  If Employee’s employment is terminated for Cause (as defined below), then Employee shall not be entitled to receive severance benefits under this Agreement.  Employee’s benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

3.2.           Termination Apart from Change of Control.  In the event Employee’s employment terminates for any reason, either prior to the occurrence of a Change of Control or after the two year period following the effective date of a Change of Control, then Employee shall not be entitled to receive severance benefits under this Agreement.  Employee’s benefits will be terminated in accordance with such plans and policies in effect on the date of termination.

4.               Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

4.1.           Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

4.1.1.       Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (or convertible under any circumstances into such securities);

4.1.2.       Merger/Sale of Assets.  A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least fifty percent (50%) of the total voting power of the Company or such surviving entity immediately after such merger or consolidation;

4.1.3.       Sale of Assets, Liquidation.  Entering into an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets or the shareholders of the Company approve a plan of complete liquidation of the

Company in connection with an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

4.1.4.       Change in Board Composition.  A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

4.1.5.       In no event shall a spin-off of less than substantially all of the assets of the Company constitute a Change of Control for purposes of this Agreement.

4.2.           Cause.  “Cause” shall mean (i) gross negligence or willful misconduct in the performance of an Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

4.3.           Involuntary Termination.  “Involuntary Termination” shall include any termination by the Company other than for Cause and Employee’s voluntary termination, following (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with Employee’s position with the Company and Employee’s duties, responsibilities and requirements as in effect immediately prior to the Change of Control; (ii) any reduction of Employee’s base compensation or target bonus; or (iii) Employee’s refusal to relocate to a facility or location more than 50 miles from the Company’s current location.

5.               Tax Liability on Payments.  Notwithstanding anything contained in this Agreement to the contrary, in the event that the vesting of the options upon a Change of Control together with all other payments and the value of any benefit received or to be received by Employee would result in all or a portion of such payment to be subject to excise tax under Section 4999 of the Internal Revenue Code, then Employee’s payment shall be either (A) the full payment or (B) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Internal Revenue Code, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Internal Revenue Code; provided, however, that Employee will be entitled to receive the full payment only if the excess of (C) the “parachute payments” as defined in Section 280G(b)(2) of the Code, over (D) 2.99 times Employee’s “base amount” as defined in Section 280G(b)(3) of the Code exceeds the sum of (X) the greater of (i) $100,000 or (ii) ten (10) percent of the payments under this agreement plus (Y) the excise tax imposed under Section 4999 of the Code, plus (Z) the applicable Federal, state, and local employment taxes and income taxes imposed on the excess of (i) the “parachute payments” as defined in Section 280G(b)(2) of the Code, over (ii) 2.99 times Employee’s “base amount” as defined in Section 280G(b)(3) of the Code.  All determinations required to be made under this Paragraph 5 shall be made by Company’s independent certified public accountants serving immediately prior to the Change of Control (the “Accounting Firm”).  Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to Company and Employee.  Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling Employee to a payment under this Agreement.  All fees and expenses of the Accounting Firm shall be borne solely by Company.

6.               Certain Business Combinations.

6.1             Preclusion of Pooling.  In the event of receipt of written notification from the Securities and Exchange Commission that the enforcement of any agreement between Employee and the Company which allows for the acceleration of vesting of stock and/or stock options upon the effective date of a Change in Control would preclude accounting for any proposed business combination as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires that it be accounted for as a pooling of interests, then any such section of this Agreement shall be null and void.  For purposes of this Section, the Board’s determination shall require the unanimous approval of the non-employee Board members.

6.2             Re-measurement of Stock Option.  In the event the Securities and Exchange Commission determines that this Agreement requires the Company to re-measure the price of Employee’s Shares for any reason other than upon a Change of Control, this Agreement shall be null and void.

6.3             Reserved.

7.               Confidentiality.  Employee agrees that Employee will not, without compulsion of legal process, reveal directly or indirectly any of the terms of this Agreement to any person or entity except in confidence to those individuals or entities to whom the disclosure is necessary to effect the purposes of this Agreement.

8.               Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, each Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.               Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. certified mail, return receipt requested and postage prepaid.  Mailed notices to Employee shall be addressed to Employee at the home address Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

10.         Miscellaneous Provisions.

10.1.     No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

10.2.     Waiver.  No provision of this Agreement shall be modified, waived or discharged as to Employee unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

10.3.     Whole Agreement.  No agreements, representations or understandings which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

10.4.     Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, excluding conflict-of-law principles that would cause the application of the laws of any other jurisdiction.

10.5.     Severability. If any term or provision of this Agreement be invalid or unenforceable, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

10.6.

Arbitration.  Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration before a single arbitrator in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  In no event shall incidental, consequential or punitive damages be awarded to either party.

10.7.	Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

10.8.

No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

10.9.	Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

10.10.

Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the tangible assets of the assignee are less than $100 million at the time of assignment.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Employee.

10.11.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Integrated Device Technology, Inc.	Employee

Greg S. Lang
President and Chief Executive Officer